Exhibit 10.30

*Confidential Treatment has been requested for
the marked portions of this exhibit pursuant
to Rule 24b-2 of the Securities Act of 1934, as amended

Dated December 31, 2017

SHARE PURCHASE AGREEMENT RELATING TO

GLU MOBILE (RUSSIA) LIMITED

between

GLU MOBILE INC.

as Seller

and

SABER INTERACTIVE

as Buyer

THIS AGREEMENT is made on December 31, 2017

BETWEEN:

(1)        GLU MOBILE INC., a company incorporated  in Delaware, United States of America with the registration number 4247225, whose principal office is at 875 Howard St., Suite 100, San Francisco, CA 94103 (the “Seller”);

(2)        SABER INTERACTIVE,  a company incorporated in New Jersey, United States of America with the registration number 201440034 whose principal office is at 4 Winthrop Pl, Maplewood, NJ 07040 (the “Buyer”);

each of the Seller and the Buyer is referred to as a “Party” and together the “Parties”.

WHEREAS:

A.  The Seller is the sole shareholder of all issued share capital of GLU MOBILE (RUSSIA) LIMITED, a company incorporated under the laws of England and Wales with company number 05207798 whose registered address is 30 City Road, London, EC1Y 2AB (the “Company”).

B.   This Agreement contains the terms and conditions upon which the Buyer has agreed with the Seller to buy the Share (as defined in Clause 1.1 (Interpretation)) on the terms and subject to the conditions of this Agreement.

IT IS AGREED:

1.         INTERPRETATION

1.1       In this Agreement:

"Advisers" in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers;

“Affiliate” means, with respect to any person, any other person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such person;

“Aggregate Employee Bonus Payments” means the total amount payable by the Buyer (or an Affiliate of Buyer) (i) to the Specified Employees identified on Schedule 1, (ii) in the amounts specified by Seller in Schedule 1, which shall not exceed USD 500,000 in the aggregate, and (iii) solely upon Seller’s direction to Buyer pursuant to delivery of a certificate from an authorised officer of the Seller certifying successful completion (as determined by Seller in its sole and reasonable discretion) by the Specified Employees of the Deer Hunter and Legacy Games Transition on or prior to March 31, 2018 pursuant to the Transitional Services Agreement;

“Applicable Law” means the laws of the United Kingdom, the Russian Federation, State of Delaware and State of New Jersey, or any other relevant jurisdiction that affects and has the authority to affect the matter or person in question;

"Articles" means the articles of association of the Company as at the date of this Agreement;

“Bonus Payment Date” means the date that Buyer (or an Affiliate of Buyer) makes the Aggregate Employee Bonus Payments to the Specified Employees, which date may not be prior to payment of the Payment Price instalment set forth in Clause 4.1.ii.;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in the United States of America and the United Kingdom;

"Claim" includes a claim, action, proceeding or demand;

“Completion” means completion of the purchase by the Buyer of the Share under this Agreement;

“Control” means the power of a person to procure that the affairs of another person are conducted in accordance with the wishes of that first person, whether by means of (in the case of a company) being the owner of more than fifty (50) per cent. of the issued share capital of or voting rights in that company, or being a member or a shareholder of that company who controls, whether alone or pursuant to an agreement with other shareholders or members, more than fifty (50) per cent. of the issued share capital of the voting rights in that company, or having the right to appoint and remove the majority of the directors or otherwise control the majority of the votes at board meetings of that company by virtue of any powers conferred by the articles of association, shareholders' agreement or any other document regulating the affairs of that company or otherwise; and "Controlled" shall be construed accordingly;

“Deer Hunter and Legacy Games Transition” means the successful transition of the Seller's Deer Hunter 2017 mobile game and the Legacy Games to the Seller's studio in Hyderabad, India following the Completion pursuant to the Transitional Services Agreement;

"Disclosed" means fairly disclosed to the Buyer in the Disclosure Letter with sufficient explanation and detail to identify the nature, scope and implications of the matter disclosed;

"Disclosure Letter" means the letter of the same date as this Agreement from the Seller to the Buyer;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre‑emption right, option and any other encumbrance or third party right or claim of any kind or any agreement to create any of the above;

“Governmental Authority” means: (i) any person having legal and/or regulatory authority and/or enforcement powers under Applicable Law; and/or (ii) any Tax Authority; and/or (iii) any federal, regional or local government or governmental, administrative, fiscal, judicial, prosecutorial, or government body, department, commission, authority, tribunal, agency or entity, in each case where they have authority and jurisdiction over the matter in question;

“Insolvency Proceedings” means: (a) the presentation of an order or petition, or the passing of a resolution, for winding up; (b) the appointment of a liquidator, an administrator, receiver or administrative receiver in respect of a company or its assets or business; (c) the presentation of a petition or application or the making of an order for the appointment of a liquidator, an administrator, receiver or administrative receiver in respect of a company or its assets or business; (d) a failure of a company to pay its debts as they fall due; (e) the commencement or conclusion of negotiations with any one or more of the creditors of the company with a view to restructuring or rescheduling any of that company’s indebtedness; (f) the entry into any composition, compromise, assignment or arrangement by a company with its creditors, or (g) any analogous proceedings or arrangements under the laws of any applicable jurisdiction;

“Legacy Games” means the mobile games developed and operated by the Russian Branch and owned by Seller including (but not limited to) Contract Killer Sniper,  Contract Killer 2,  Frontline Commando DDay,  Frontline Commando WW2 and Blood & Glory Immortals;

“Loss” or “Losses” means any and all losses, Taxes, liabilities, including charges, costs, damages, fines, penalties, interest and all legal and other reasonable professional fees and expenses;

“Purchase Price” has the meaning given to it in Clause 4 (Purchase Price);

“Relevant Party’s Group” means, in relation to a Party, that Party’s Affiliates from time to time;

"Representatives" in relation to a person means the directors, officers, employees agents, sub-contractors and consultants of, and individuals seconded to work for that person;

"Russian Branch" means the Company's Moscow branch office, certificate of accreditation and application in the public register of branches of foreign corporate entities accredited on the territory of Russian Federation from April 21, 2016, Series 77 No. 016249185, issued by the Moscow Inter-district Inspectorate of the Federal Tax Service No. 47, accreditation record No. 10150002258 dated March 12, 2015, registered address of actual location: Russian Federation, 115162, Moscow, Shabolovka, 31G;

"Share" means one issued ordinary share of £1.00 in the capital of the Company;

"Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of the United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Taxation Authority” means any governmental or other authority competent to impose Taxation whether in the United Kingdom, Russia or elsewhere;

“Tax Return” means any return, computation, report, statement, form or other document whatsoever required to be submitted to any Taxation Authority in respect of Tax in accordance with Applicable Law or pursuant to an official request of any Taxation Authority (including elections, declarations, disclosures, schedules, estimates and information) for Taxes;

“Transaction Documents”  means this Agreement and the Transitional Services Agreement; and “Transaction Document” shall mean any one of them;

“Transitional Services Agreement” means the transitional services agreement to be entered into by the Seller and the Buyer on the date of this Agreement in respect of the

Deer Hunter and Legacy Games Transition and certain other matters specified therein; and

"Warranty" means any warranty set out in clause 6.1.

1.2       In this Agreement (including the introduction and the schedules):

(i)        any statute or statutory provision includes a reference to that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision and to any subordinate legislation made under the relevant statute except to the extent that any such consolidation, modification or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any Party under this Agreement;

(ii)       the singular includes the plural and vice versa;

(iii)      a clause or schedule is a reference to a clause of or a schedule to this Agreement;

(iv)      any gender includes other genders;

(v)       a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or established or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a Party who is an individual, his legal personal representative(s);

(vi)      a document  "in agreed form" is to a document in the form of the draft agreed between the Parties to this Agreement and initialled by or on behalf of the Parties for the purposes of identification;

(vii)     the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(viii)    the words "other" and "otherwise" are not to be construed as being limited by any words preceding them; and

(ix)      the headings to clauses are to be ignored in construing this Agreement.

2.         SALE AND PURCHASE

2.1       The Seller shall sell the Share, and the Purchaser shall purchase the Share with all rights attaching to it pursuant to the Articles and free from all Encumbrances on the terms and subject to the conditions of this Agreement.

3.         COMPLETION

3.1       Completion will take place immediately following the signature of this Agreement. Completion shall take place virtually by the exchange of this Agreement between the Parties by email with the originals of the respective documents to be sent out by each Party to the other Party immediately after Completion by courier delivery, or in such other manner as the Parties may agree.

3.2       At Completion the Seller shall sign and deliver to the Buyer:

3.2.1.   a stock transfer form in relation to the Share duly executed and signed by the Seller;

3.2.2.   a copy of an unanimous written directors’ resolution of the Company that:

(a)        approves registration of the Buyer as a member of the Company in respect of the Share (subject to receipt of the Initial Purchase Price and stamping);

(b)        authorises and instructs the secretary of the Company to (i) make the necessary entries in the Company’s register of members to record that the Buyer is the legal and beneficial owner of the Share; and (ii) to make the necessary Companies House filings to record that the Buyer is the registered holder of the Share;

(c)        approves the issuance of a new share certificate in respect of the Share in the name of the Buyer;

(d)        approves the cancellation of the share certificate held by the Seller prior to Completion;

(e)        approves the resignations referred to in clause 3.2.3 below; and

(f)        appoints Andrey Iones and Matthew Karch as the new directors of the Company with effect from Completion,

in each case subject to receipt of the Initial Purchase Price in accordance with clause 4;

3.2.3.   letters of resignation in agreed form from each director and the secretary of the Company;

3.2.4.   the Disclosure Letter signed by the Seller;

3.2.5.   Seller’s corporate approval of the sale of the Share; and

3.2.6.   a counterpart of the Transitional Services Agreement signed by Seller.

3.3       At Completion the Buyer shall:

(a)        deliver to the Seller a copy of the resolutions of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement;

(b)        deliver to the Seller a counterpart of the Transitional Services Agreement signed by the Buyer; and

(c)        maintain the employment of all employees of the Company and the Russian Branch, providing for at least the same compensation level as provided currently by Seller and maintaining all titles and positions.

3.4       The Parties agree that all actions listed in this Clause 3 shall be taken simultaneously, and Completion shall take place only after all the actions are taken, but the Buyer shall not be obliged to pay the Initial Purchase Price until the Seller has duly performed the actions in Clause 3.2.

3.5       Following the payment of the Initial Purchase Price, the Seller shall sign and deliver to the Buyer (subject to the stock transfer form having been duly stamped):

(a)        new share certificate in relation to the Share showing the Buyer as the owner of the Share issued and signed by a director or the secretary of the Company; and

(b)        a copy of the updated register of members of the Company showing the Buyer as the owner of the Share.

4.         PURCHASE PRICE

4.1       The consideration for the sale and purchase of the Share shall be USD 2,800,000 plus an amount (the “Bank Account Amount”) equal to the cash balance of bank accounts controlled by the Company on the date of this Agreement (the “Purchase Price”) payable in up to four instalments as set out below on a cash-free, debt-free basis:

i.    USD 1,300,000 plus the Bank Account Amount to be paid not later on Janaury 3, 2018 (the "Initial Purchase Price"); and

ii.   USD 1,500,000 payable on the date of successful completion of the Deer Hunter and Legacy Games Transition pursuant to the Transitional Services Agreement, provided that Buyer shall be entitled to deduct from such payment an amount equal to the Aggregate Employee Bonus Payments paid by the Buyer to the Specified Employees on the Bonus Payment Date, as set out in clause 4.3 below.

4.2       The Buyer shall pay the Purchase Price on the dates provided above by transfer to the following account of the Seller or other account specified by the Seller in writing:

For wires originating from a U.S. bank:

[*]

For wires originating from a non-U.S. bank:

[*]

In the event that Buyer does not pay the Initial Purchase Price by January 9, 2018, then the Buyer will be assessed a penalty of 1% interest per day (or the maximum amount allowable under Applicable Law) for each day such payment is late (with interest assessed beginning on January 4, 2018) until payment is made.  Such penalty is in addition to, and not in substitute for, any other rights and remedies that Seller may have under this Agreement or Applicable Law. If the Buyer does not make any of the other payments specified in Clause 4.1 within 10 days of the dates set forth in Clause 4.1, then Buyer will be assessed a penalty of 0.025% interest per day (or the maximum amount allowable under Applicable Law) for each day such payment is late.

*  Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.3       In the event that Seller determines, in its sole and reasonable discretion, that the Deer Hunter and Legacy Games Transition has been successfully completed pursuant to the Transitional Services Agreement, then upon receipt of written notice from the Seller to this effect, the Buyer shall pay to the Specified Employees the Aggregate Employee Bonus Payments in the amounts specified on Schedule 1, but not more than USD 500,000 in aggregate. The Seller may amend Schedule 1 following Completion and prior to the Bonus Payment Date in its sole discretion, such as to reflect events occurring subsequent to Completion, including any departures of employees working on the Deer Hunter and Legacy Games Transition. In accordance with clause 4.1(ii), the Buyer shall reduce the amount of the second instalment of the Purchase Price by the Aggregate Employee Bonus Payments paid by Buyer to the Specified Employees on the Bonus Payment Date.

4.4       Each Party agrees to provide all information and assistance reasonably requested by any other Party or its solicitors to enable the Party making the request or its solicitors to comply with the Money Laundering Regulations 2007.

5.         POST-COMPLETION

5.1       The Buyer shall and shall procure that all of the necessary Companies House filings required in connection with Clause 3 are filed following Completion and that the statutory books of the Company are updated accordingly.

5.2       For the avoidance of doubt, the Buyer shall procure that the 2017 statutory audit is carried out following Completion.

5.3       If requested by Seller, the Buyer shall take all necessary actions following Completion to transfer Company’s ownership interest in Seller’s India subsidiary to such Affiliate of Seller as Seller may specify in writing to Buyer and the Seller shall reimburse to the Buyer all reasonable costs and expenses actually incurred by Buyer connected with the transfer of Company’s ownership interest in Seller’s India subsidiary, if any.

6.         REPRESENTATION AND WARRANTIES

6.1       The Seller warrants to the Buyer that:

6.1.1    The Seller is the legal and beneficial owner of the Share;

6.1.2    The Share has been properly allotted and issued and is fully paid up;

6.1.3    The Share is free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the same and no claim has been made by any person to be entitled to any such Encumbrance;

6.1.4    There are no outstanding agreements entered into or commitments made by the Seller which call for the issue of any shares, loan stock or debentures in or other securities of the Company or accord to any person the right to call for the issue of any such shares, loan stock, debentures or other securities;

6.1.5    There is no litigation in respect of the Share and there are no valid legal claims on the basis of which such litigation could be successfully brought and resolved against the Seller or the Company;

6.1.6    There are no claims, assessments, levies, administrative proceedings, or lawsuits pending, or is aware, threatened by any Taxing Authority with respect to the Company;

6.1.7    All information and Tax Returns supplied by the Company to any Taxation Authority for the purposed of Taxation were, when supplied, complete and accurate in all material respects;

6.1.8    The Company has no outstanding debts;

6.1.9    So far as Seller is aware, the Company is in material respects in compliance with all applicable legislation in the United Kingdom and Russian Federation (in case of Russian Branch) regarding employment and employment practices, terms and conditions of employment and wages and hours, and is not and has not engaged in any unfair labour practices;

6.1.10  So  far as Seller is aware, no employee of the Company is entitled to terminate its employment or engagement or request the payment of liquidated damages or a termination payment or similar payment due to the transaction contemplated in this Agreement;

6.1.11  The Company does not have an option plan in place.

6.2       The Buyer warrants to the Seller that:

6.2.1    the Buyer is a company duly incorporated and organised and validly existing under the laws of its  place of incorporation;

6.2.2    the Buyer has the power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, each of which constitutes (when executed) legal, valid and binding obligations on it in accordance with its respective terms;

6.2.3    the Buyer has taken all corporate and other action necessary to enable it to enter into and perform and observe any obligations, actions and undertakings set out in this Agreement and the Transaction Documents;

6.2.4    the execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and the Transaction Documents will not:

(a)        result in a breach of any provision of any constitutional document of the Buyer;

(b)        result in a breach of, or constitute a default under, any document to which the Buyer is a party or by which the Buyer is bound and which is relevant in the context of the transactions contemplated by this Agreement;

(c)        result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound and which is relevant in the context of the transactions contemplated by this Agreement;

6.2.5    the Buyer is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority or other person in connection with the execution, delivery and performance of this Agreement or any other Transaction Documents to which it is a party;

6.2.6    the Buyer is not subject to any Insolvency Proceedings and there are no legal grounds for commencing any Insolvency Proceedings in respect of it and the execution, delivery and performance of this Agreement or any other Transaction Documents to which it is a party will not lead to or give rise to Insolvency Proceedings in respect of it.

6.3       Each of the warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other warranty or by anything in this Agreement.

6.4       Subject as specifically otherwise provided in this Agreement, the warranties shall remain in full force and effect notwithstanding the Completion.

6.5       Where a Warranty is qualified by the expression "so far as the Seller is aware" or a similar expression, the Seller shall be deemed to have such additional awareness as the Seller would have if it had made reasonable enquiry into the subject matter.

6.6       The Seller shall indemnify the Buyer against any Losses arising as a result of a breach by the Seller of the Warranties in clauses 6.1.1 and 6.1.3, in each case except to the extent this results from a breach by the Buyer of any of the Buyer’s warranties or obligations under this Agreement. Any amount payable by the Seller in accordance with this clause 6.6 shall not exceed the Purchase Price.

6.7       Payments made by the Seller to the Buyer in respect of Claims under the Warranties shall so far as possible be treated by the Parties as a reduction in the consideration for the Share.

7.         LIMITATIONS

7.1       The limitations set out in this clause 7 shall not apply to a Claim under this Agreement against the Seller which is (or the delay in discovery of which is) the consequence of fraud, or wilful non-disclosure on the part of the Seller, its agents or Advisers.

Time limits

7.2       Subject to clause 7.7, the rights of the Buyer in respect of any Claim for breach of a Warranty shall only be enforceable if the Buyer gives written notice to the Seller (giving so far as practicable the amount and details of the Claim) on or before the date falling 18 months after the Completion Date. The notice in writing shall give all reasonably ascertainable particulars of the factual matters giving rise to the Claim and include the Buyer's best estimate of the amount of the Claim.

The liability of the Sellers for any Claim notified under this clause 7.2 shall (if it has not been previously satisfied, settled or withdrawn), cease six months after the date on which the Claim was notified unless court proceedings have been started in respect of it or it has been submitted to arbitration and the proceedings or submission to arbitration has not been withdrawn or terminated.

The provisions of this clause 7.2 shall not apply to any Claims made pursuant to clause 6.6.

Claims threshold

7.3       The Buyer shall not be entitled to recover in respect of a breach of Warranty where the liability resulting from the breach is less than USD 140,000, and any such liability of less than USD 140,000 shall be disregarded in computing the figure of USD 280,000 referred to in clause 7.4.

7.4       The Seller shall not be liable in respect of any Claim under the Warranties unless the total cumulative liability of the Seller in respect of all such Claims exceeds USD 280,000 (in which event the Seller shall be liable for the whole of such liability and not merely for the excess).

Maximum Claims

7.5       Where there have been breaches of the Warranties, then (subject to clause 7) the Buyer shall not be entitled to recover under the Warranties in respect of such breaches or Claims more than USD 840,000 in total, including all legal, professional and other costs and expenses incurred by the Buyer in connection with such breach(es) or Claim(s). The provisions of this clause shall not apply to any Claims made pursuant to clause 6.6.

Double Claims

7.6       The Buyer shall not be entitled to recover from the Seller under the Warranties more than once in respect of the same damage suffered.

Disclosure Letter

7.7       The Seller shall be under no liability under the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed.

8.         NON-COMPETITION

8.1       The Buyer covenants with the Seller that it will not, nor will it through the Company, the Buyer’s Affiliates or any of its or their Advisers or Representatives or otherwise, for a period of five years following the date of the Deer Hunter and Legacy Games Transition, commercially exploit any mobile games that primarily involve hunting deer and/or other animals.

8.2       The Buyer acknowledges that the undertakings in clause 8.1 are reasonable; that such restrictions are integral to the terms on which the Seller has agreed to the transactions contemplated in this Agreement, the Transitional Services Agreement and the Asset Purchase and License Agreement and are necessary for the implementation of such transactions.

9.         CONFIDENTIALITY

9.1       Subject to clause 10 (Announcements) and clause 9.2, each Party shall and shall procure that each of its Affiliates shall keep confidential any information which is obtained by it or any of its Representatives which:

(a)        relates to the negotiation of this Agreement or any document referred to in this Agreement;

(b)       relates to the provisions or the subject matter of this Agreement or of any document referred to in this Agreement;

(c)        in the case of the Seller, relates to the Buyer or any of their Affiliates; and

(d)        in the case of the Buyer, relates to the Seller or any of its Affiliates,

(collectively, "Confidential Information").

9.2       Clause 9.1 shall not apply to Confidential Information to the extent that:

(a)        any Party (or its Advisers or Representatives) is required to disclose it by any Applicable Law, Governmental Authority or the rules and regulations of the U.S. Securities and Exchange Commission;

(b)        it enters the public domain other than as a result of the unauthorised disclosure by a Party or any of its Affiliates or its or their Advisers;

(c)        it is in the possession of any Party or of any of its Affiliates or its or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from any of the other Parties for the purposes of this Agreement; provided further it was not obtained as of the result of the unauthorised disclosure by a Party or any of its Affiliates or its or their Advisers;

(d)        a Party has disclosed it to any of its Affiliates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this Agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed.

9.3       Subject to clause 9.4, no information to which clause 9.2(a) applies may be disclosed by a Party unless that Party has:

(a)        given, where practicable, at least [five] Business Days' written notice to the non-disclosing Party of such proposed disclosure;

(b)        consulted with the non-disclosing Party; and

(c)        agreed with the non-disclosing Party the content of the disclosure.

9.4       The non-disclosing Party may not request amendments under clause 9.3 or otherwise limit disclosure under clause 9.3 in a manner which would prevent the disclosing Party from complying with the requirements referred to in clause 9.2(a).

10.       ANNOUNCEMENTS

10.1     Subject to clause 10.2, no Party shall make, or procure or permit the making of, any announcement which relates to this Agreement or the matters contained in it, without the written approval of the other Parties.

10.2     Each Party may make an announcement concerning this Agreement or the transactions contemplated by this Agreement:

(a)        in the agreed form following signing of this Agreement;

(b)        if required by Applicable Law or any Governmental Authority except that, to the extent practicable, such announcement shall only be made after consultation with the other Parties; or

(c)        as required by the rules and regulations of the U.S. Securities and Exchange Commission.

11.       ASSIGNMENT

No Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

12.       FURTHER ASSURANCE

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

13.       ENTIRE AGREEMENT

13.1     This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them.

13.2     Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

13.3     Nothing in this Clause 13 shall operate to limit or exclude any liability for fraud.

13.4     The Parties agree that no representations, warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents other than those which are expressly stated in the Transaction Documents.

13.5     If a Party has made or given any representation, warranty or promise or otherwise made any innocent or negligent misrepresentation then, (except to the extent that it has been expressly set out in this Agreement) the Party to whom it is given or made waives any rights or remedies which it may have in respect of it and agrees that the other Party shall have no liability in respect of it.  No Party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement.

13.6     This Clause 13 shall not exclude the liability of a Party for fraud or fraudulent misrepresentation.

13.7     No Party shall have any remedy in respect of any statement not set out in the Transaction Documents upon which it relied in entering into the Transaction Documents, unless the statement was made fraudulently.

14.       SEVERANCE AND VALIDITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

15.       VARIATIONS

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

16.       REMEDIES AND WAIVERS

16.1     No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

16.2     No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

16.3     The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

16.4     The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

16.5     Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 8 (Non-Competition) or Clause 9 (Confidentiality) and that the remedies of injunction, specific performance and other equitable remedies may be appropriate for any threatened or actual breach of such Clauses.

17.       EFFECT OF COMPLETION

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

18.       THIRD PARTY RIGHTS

18.1     A person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

18.2     The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

19.       PAYMENTS

19.1     Any amount payable by the Buyer to Seller shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law or this Agreement. In the event withholding taxes are levied by tax authorities on the Seller’s income in respect of the Shares, the Buyer shall deduct such taxes from payments payable by the Buyer to the Seller, pay such taxes on behalf of the Seller, and provide the Seller with appropriate tax certificates or other official documents evidencing such payment within 30 calendar days. Each Party agrees to comply with the other Party’s reasonable requests for certification, information, documentation, or other reporting requirement necessary to obtain reduced rates under applicable income tax treaties. Each Party agrees to notify the other Party of any such potential taxes and to reasonably cooperate with the other Party in its efforts to obtain such reduced tax rates or eliminate such taxes, to the extent permitted by Applicable Law. Except as otherwise expressly set forth herein, each Party shall be solely responsible for all taxes payable with respect to such Party’s own income under this Agreement.

20.       COSTS AND EXPENSES

Each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

21.       NOTICES

21.1     Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by electronic mail or national or international courier to the address or electronic mail address provided in Clause 21.3, and marked for the attention of the person specified in that Clause.

21.2     A Notice shall be deemed to have been received:

(a)       at the time of delivery if delivered personally;

(b)       upon confirmation of receipt if transmitted by electronic mail, with time of receipt being the uniform time the electronic mail enters the information processing system that the recipient has designated or uses for the purpose of receiving electronic mail (but only if followed by transmittal of the same notice by national or international courier on the next Business Day); or

(c)       five (5) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 21 are to local time in the country of the addressee.

21.3     The addresses and electronic mail addresses for service of Notice are:

Seller:

Name:	GLU MOBILE INC.

Address:	875 Howard Street, Suite 100
San Francisco, California 94105

For the attention of:	General Counsel
E-mail:	legal@glu.com

Buyer:

Name:	SABER INTERACTIVE
Address:	4 Winthrop Pl,
Maplewood, NJ 07040
For the attention of:	Director
E-mail:	iones@saber3d.com

Company:

Name:	GLU MOBILE (RUSSIA) LIMITED
Address:	4 Winthrop Pl,
Maplewood, NJ 07040
For the attention of:	Director
E-mail:	iones@saber3d.com

21.4     A Party shall notify the other Parties of any change to its details in Clause 21.3 in accordance with the provisions of this Clause 21, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

22.       COUNTERPARTS

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same document.

23.       GOVERNING LAW AND SETTLEMENT OF DISPUTES

23.1     This Agreement, including Clause 23.2 and any claim, dispute or issue arising out of or in connection with this Agreement or its subject matter (including non-contractual claims) shall be governed by and shall be construed in accordance with English law.

23.2     Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, UK. The language to be used in the arbitration proceedings shall be English.

24.       JURISDICTION

The courts of England and Wales shall have jurisdiction to settle any claim, dispute or issue between the Parties whether arising out of or in connection with this Agreement or its subject matter, or otherwise (including non-contractual claims).  Such jurisdiction shall be exclusive and each of the Parties agrees that it will not institute proceedings in the courts of any country other than England and Wales.  The Parties to this Agreement irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise.  No Party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.

EXECUTED on the date first stated above.

GLU MOBILE INC.

By: /s/ Scott J. Leichtner

Name:	Scott J. Leichtner

Position:	Vice President and General Counsel

SABER INTERACTIVE

By: /s/ Andrey Iones

Name: Andrey Iones

Position: COO